Exhibit 10.1
MARKEL CORPORATION
EXECUTIVE BONUS PLAN

Effective February 23, 2015

1.     Purpose. The purpose of the Markel Corporation Executive Bonus Plan (the “Plan”) is to provide a performance-based incentive for executive officers who are in a position to contribute materially to the success of the Company and its Subsidiaries.

2.     Definitions.

(a)     “Award” means an award made pursuant to the Plan.

(b)     “Award Agreement” means the agreement entered into between the Company and a Participant, setting forth the terms and conditions applicable to an Award granted to the Participant. An Award Agreement may be provided in electronic format.

(c)     “Board” means the Board of Directors of the Company.

(d)     “Code” means the Internal Revenue Code of 1986, as amended.

(e)     “Code section 162(m) Award” means an Award intended to satisfy the requirements of Code section 162(m) and designated as such in an Award Agreement.

(f)     “Committee” means the committee appointed by the Board as described under Section 5.

(g)     “Company” means Markel Corporation, a Virginia corporation.

(h)     “Covered Employee” means a covered employee within the meaning of Code section 162(m)(3).

(i)     “Executive Employee” means all executive officers (as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended) of the Company (or any Parent or Subsidiary of the Company, whether now existing or hereafter created or acquired).

(j)     “Parent” means, with respect to any corporation, a parent of that corporation within the meaning of Code section 424(e).

(k)     “Participant” means an Executive Employee selected from time to time by the Committee to participate in the Plan.

(l)     “Performance Award” means an award based on Performance Criteria and the percentage(s), as set forth in an award schedule, that will, when multiplied by a Participant’s base salary, determine the amount of the Participant’s Award.

(m)     “Performance Criteria” means the criteria selected by the Committee to measure performance for a Plan Year or Plan Years based on any of the following: (i) growth in book value; (ii) underwriting loss ratio; (iii) underwriting combined ratio; (iv) expense ratio; (v) revenue growth; (vi) comprehensive income and (vii) earnings before interest, taxes, depreciation and amortization (EBITDA) for any of the Company’s non-insurance Subsidiaries, divisions or business units. Book value for purposes of a Performance Award may be increased or decreased by the Committee to reflect transactions not in the ordinary course which may affect book value, including but not limited to, share issuances or conversions, share repurchases, dividends, distributions or other transactions affecting book value.

(n)     “Plan Year” means the fiscal year of the Company.

(o)     “Subsidiary” means, with respect to any corporation, a subsidiary of that corporation within the meaning of Code section 424(f).

3.     Eligibility. All present and future Executive Employees shall be eligible to receive Awards under the Plan. The Committee shall have the power and complete discretion to select eligible Executive Employees to receive Awards and to determine for each Participant the terms and conditions and the amount of each Award.

4.     Awards.

(a)     Each Performance Award shall be evidenced by an Award Agreement setting forth the Performance Criteria, the scale of possible payments based on achievement of that criteria, the maximum bonus payable and such other terms and conditions applicable to the Award, as determined by the Committee, that are not inconsistent with the terms of the Plan. Anything else in this Plan to the contrary notwithstanding, the aggregate maximum amount payable under the Plan to any Participant for any Plan Year shall be equal to the lesser of 250 percent of the Participant’s base salary as in effect at the end of such Plan Year or $3,500,000. In the event of any conflict between an Award Agreement and the Plan, the terms of the Plan shall govern.

(b)     The Committee may vary the Performance Criteria, and Performance Awards, from Participant to Participant, Award to Award and Plan Year to Plan Year. The Committee may increase, but not decrease, any Performance Criteria after an Award has been made.

(c)     All determinations regarding the achievement of any Performance Criteria will be made by the Committee; provided, however, that the Committee may not increase the amount of the Award that would otherwise be payable upon achievement of the Performance Criteria. All calculations of actual Awards shall be made by the Committee.

(d)     Awards will be paid in a lump-sum cash payment as soon as practicable (and in any case no later than two and one-half months) after the close of the Plan Year for which they are earned; provided, however, that no Awards shall be paid except to the extent that the Committee has certified in writing that the Performance Criteria have been met. Unless otherwise provided in the Award Agreement or by the Committee in its discretion, a Participant must remain employed with the Company and its Subsidiaries through the end of the Plan Year to be entitled to any payment under an Award. Notwithstanding the foregoing provisions of this Section 4(d), the Committee shall have the right to allow Participants to elect to defer the payment of Awards subject to the terms and conditions of Code section 409A and such other terms and conditions as the Committee may determine and as are consistent therewith. If, pursuant to the preceding sentence, a Participant is allowed to elect to defer the payment of an Award, such election must be made at least six months prior to the end of the service period on which the Award is based; provided that, if such service period is less than twelve months, such election must be made prior to the start of the service period.

(e)     Whenever payments under the Plan are to be made, the Company and/or the Subsidiary will withhold therefrom an amount sufficient to satisfy any applicable governmental withholding tax requirements related thereto.

(f)     Nothing contained in the Plan will be deemed in any way to limit or restrict the Company, its Subsidiaries, or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

5.     Administration. The Plan shall be administered by a committee, which shall be appointed by the Board, consisting of not less than two members of the Board. Subject to paragraph (d) below, the Committee shall be the Compensation Committee unless the Board shall appoint another Committee to administer the Plan. The Committee shall have general authority to impose any limitation or condition upon an Award the Committee deems appropriate to achieve the objectives of the Award and the Plan and, in addition, and without limitation and in addition to powers set forth elsewhere in the Plan, shall have the following specific authority:

(a)     The Committee shall have the power and complete discretion to determine (i) which Executive Employees shall receive an Award and the nature of the Award, (ii) the amount of each Award, (iii) the time or times when an Award shall be granted, (iv) whether a disability exists, (v) the terms and conditions applicable to Awards, and (vi) any additional requirements relating to Awards that the Committee deems appropriate.

(b)     The Committee may adopt rules and regulations for carrying out the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive. The Committee may consult with counsel, who may be counsel to the Company, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel.

(c)     Unless otherwise provided in the Committee’s charter, a majority of the members of the Committee shall constitute a quorum, and all actions of the Committee shall be taken by a majority of the members present. Any action may be taken by a written instrument signed by all of the members, and any action so taken shall be fully effective as if it had been taken at a meeting.

(d)     All members of the Committee must be “outside directors” as described in Code section 162(m).

(e)     The Board from time to time may appoint members previously appointed and may fill vacancies, however caused, in the Committee.

(f)     As to any Code section 162(m) Awards, it is the intent of the Company that this Plan and any Code section 162(m) Awards hereunder satisfy, and be interpreted in a manner that satisfy, the applicable requirements of Code section 162(m). If any provision of this Plan or if any Code section 162(m) Award would otherwise conflict with the intent expressed in this section 5(f), that provision to the extent possible shall be interpreted so as to avoid such conflict. To the extent of any remaining irreconcilable conflict with such intent, such provision shall be deemed void as applicable to Covered Employees. Nothing herein shall be interpreted to preclude a Participant who is or may be a Covered Employee from receiving an Award that is not a Code section 162(m) Award.

6.     Nontransferability of Awards. An Award shall not be assignable or transferable by the Participant except by will or by the laws of descent and distribution.

7.     Termination, Modification, Change. The Plan shall continue in effect unless and until terminated by the Board. The Board may terminate the Plan at any time and may amend the Plan at any time and in such respects as it shall deem advisable; provided that, (i) if and to the extent required by the

Code, no change shall be made that changes the Performance Criteria, or materially increases the maximum potential benefits for Participants under the Plan, unless such change is authorized by the shareholders of the Company; and (ii) no change shall be made that accelerates the timing or payment of any Award under this Plan which is determined to constitute nonqualified deferred compensation within the meaning of Code section 409A. Notwithstanding the foregoing, the Board may unilaterally amend the Plan and Awards as it deems appropriate to cause Awards to meet the requirements of Code section 162(m) or Code section 409A, and regulations in each case thereunder. Except as provided in the preceding sentence, a termination or amendment of the Plan shall not, without the consent of the Participant, adversely affect a Participant’s rights under an Award previously granted to him.

8.     Liability of Company. Any liability of the Company or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement. Neither the Company nor a Subsidiary, nor any member of the Board or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan. Status as an eligible Executive Employee shall not be construed as a commitment that any Award will be made under this Plan to such eligible Executive Employee or to eligible Executive Employees generally. Nothing contained in this Plan or in any Award Agreement (or in any other documents related to this Plan or to any Award or Award Agreement) shall confer upon any Executive Employee or Participant any right to continue in the employ or other service of the Company or a Subsidiary or constitute any contract or limit in any way the right of the Company or a Subsidiary to change such person’s compensation or other benefits.

9.     Interpretation. If any term or provision contained herein will to any extent be invalid or unenforceable, such term or provision will be reformed so that it is valid, and such invalidity or unenforceability will not affect any other provision or part hereof. The Plan, the Award Agreements, and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof. The United States District Court for the Eastern District of Virginia or the Circuit Court for the County of Henrico shall have exclusive jurisdiction over any disputes arising out of or related to this Plan or Awards.

10.     Effective Date of the Plan. The Plan shall be effective as of the date of its approval by the Board and shall be submitted to the Company’s shareholders for their approval at the Company’s 2015 annual meeting. Any Section 162(m) Awards that are granted prior to the date of the Company’s 2015 annual meeting shall be contingent on shareholder approval of the Plan at such meeting and shall automatically terminate if such approval is not obtained.

MARKEL CORPORATION

By:	/s/ Douglas C. Eby
Compensation Committee Chairman

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